Exhibit 23.1




CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 33-00000, 33-16939 and 33-33276) of our report dated February 18, 2004, relating to our audit of the financial statements of Clean Diesel Technologies, Inc. included in the 2003 Annual Report on Form 10-K.


/s/ Eisner LLP

New York, New York
June 30, 2004